FOLEY & LARDNER
                                ATTORNEYS AT LAW

CHICAGO                          FIRSTAR CENTER                       SACRAMENTO
DENVER                     777 EAST WISCONSIN AVENUE                   SAN DIEGO
JACKSONVILLE            MILWAUKEE, WISCONSIN 53202-5367            SAN FRANCISCO
LOS ANGELES                 TELEPHONE (414) 271-2400                 TALLAHASSEE
MADISON                     FACSIMILE (414) 297-4900                       TAMPA
MILWAUKEE                                                       WASHINGTON, D.C.
ORLANDO                                                          WEST PALM BEACH

                                                            CLIENT/MATTER NUMBER
                                                                     031613/0127

                                November 30, 2000


Alliant Energy Corporation
222 West Washington Avenue
Madison, Wisconsin  53703

Ladies and Gentlemen:

          We have acted as counsel for Alliant Energy Corporation, a Wisconsin corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to (i) 400,000 shares of the Company's common stock, $.01 par value (the "Common Stock"); (ii) related Common Share Purchase Rights (the "Rights"); and (iii) $16,000,000 of Deferred Compensation Obligations (the "Obligations") which may be acquired or issued under the Alliant Energy Corporation Deferred Compensation Plan for Directors and the Alliant Energy Key Employee Deferred Compensation Plan (together, the "Plans"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of January 20, 1999, by and between the Company and Firstar Bank, N.A. (the "Rights Agreement").

          In connection with our opinion as set forth below, we have examined:
(i) the Plans; (ii) signed copies of the Registration Statement; (iii) the Rights Agreement; (iv) the Company's Restated Articles of Incorporation and By-Laws, as amended to date; (v) corporate resolutions relating to the Plans; and (vi) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In connection with the foregoing, we have been advised that shares of Common Stock and the accompanying Rights subject to delivery under the Plans will be acquired pursuant to open market purchases and will not be originally issued by the Company.

          Based on the foregoing, we are of the opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

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FOLEY & Lardner
  Alliant Energy Corporation
  November 30, 2000
  Page 2



          2. The Obligations subject to the Registration Statement, when issued pursuant to the terms of the Plans, will be validly issued and binding obligations as contemplated by the Plans.

          We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

                                      Very truly yours,

                                      /s/ FOLEY & LARDNER

                                      FOLEY & Lardner